OMB APPROVAL
                                               OMB Number: 3235-0287
                                               Expires: January 31, 2005
                                               Estimated average burden
                                               hours per response . . .0.5
                                 FORM 4

                 U.S. SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

              STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

 Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
   Section 17(a) of the Public Utility Holding Company Act of 1935 or
           Section 30(h) of the Investment Company Act of 1940

/ / Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. SEE Instruction 1(b).

1.   Name and Address of Reporting Person:

      SEXTON                   MARK                      S.
     --------------------------------------------------------------------
     (Last)                  (First)                  (Middle)



      27160 CRAIG LANE
     --------------------------------------------------------------------
     (Street)

      GOLDEN               COLORADO                  80401-9760
     --------------------------------------------------------------------
     (City)                  (State)                  (Zip)

2.   Issuer Name and Ticker or Trading Symbol:

      EVERGREEN RESOURCES, INC. ("EVG")
     --------------------------------------------------------------------

3.   IRS or Social Security Number of Reporting Person (Voluntary):


     --------------------------------------------------------------------

4.   Statement for Month/Day/Year:

      12/31/02
     --------------------------------------------------------------------

5.   If Amendment, Date of Original (Month/Day/Year):


     --------------------------------------------------------------------

6.   Relationship of Reporting Person to Issuer (Check all applicable):

          Director                      ( X )
          Officer (give title below)    ( X )
          10% Owner                     (   )
          Other (specify below)         (   )

                 CHIEF EXECUTIVE OFFICER
            --------------------------------------------------------

7.   Individual or Joint/Group Filing (Check Applicable Line)

     Form filed by One Reporting Person           ( X )
     Form filed by More than One Reporting Person (   )


       TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                          OR BENEFICIALLY OWNED
--------------------------------------------------------------------------------------------------------------------
                  2.Trans- 2A.       3.           4.                           5.            6.           7.
                    action Deemed    Transaction  Securities Acquired (A) or   Amount of     Ownership    Nature
                    Date   Execution Code         Disposed of (D)              Securities    Form:        of
                           Date, if (Instr. 8)   (Instr. 3, 4 and 5)          Beneficially  Direct (D)   Indirect
                    (Month/ any      -----------  --------------------------   Owned at End  or           Beneficial
1.                  Day/   (Month/                             (A)             of Month      Indirect (I) Ownership
Title of Security   Year)  Day/                     Amount     Or    Price     (Instr. 3     (Instr. 4)   (Inst. 4)
(Instr. 3):                Year)     Code    V                 (D)             & 4
-------------------------------------------------------------------------------------------------------------------------
COMMON STOCK,
NO PAR            12/31/02 N/A       G              6,400      D     N/A       110,588       D
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

*If the Form is filed by more than one Reporting Person, see Instruction
4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                                   (over)

FORM 4 (continued)(MARK S. SEXTON)

TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
           (e.g., puts, calls, warrants, options, convertible securities)
--------------------------------------------------------------------------------------------------------------------------
                                                                                                     9.       10.      11.
                                                                                                     Number   Owner-   Nature
                                                                                                     of       ship     of
             2.      3..     3A.                                                                     Deriv-   Form     In-
             Conver- Trans-  Deemed         5.                             7.                        ative    of       direct
             sion    action  Execution      Number of                      Title and Amount          Secur-   Deriv-   Bene-
             or      Date    Date,          Derivative    6.               of Underlying     8.      ities    ative    Ficial
             Exer-   (Month/ if             Securities    Date             Securities        Price   Bene-    Secu-    Owner-
             cise    Day/    any   4.       Acquired (A)  Exercisable and  (Instr. 3 and 4)  of      ficially rity:    ship
             Price   Year)  (Month Trans-   or Disposed   Expiration Date  ----------------  Deriv-  Owned    Direct   (Instr.
1.           of              /Day  action   of (D)        (Month/Day/Year)           Amount  ative   at End   (D) or   4)
Title of     Deriv-         /Year) Code     (Instr.3,     ----------------           or      Secur-  of       Indirect)
Derivative   ative                 (Instr.  4 and 5)      Date      Expira-          Number  ity     Month    (I)
Security     Secur-                8)    .  ----------    Exer-     tion             of      (Instr. (Instr.  Instr.
(Instr. 3)   ity                   Code V    (A)  (D)     cisable   Date   Title     Shares  5)      4)       4)
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:


/S/ Mark S. Sexton                             JANUARY 3, 2003
----------------------------------            -------------------
**Signature of Reporting Person                      Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, SEE Instruction 6 for procedure.
                                                                   Page 2